Exhibit 99

FOR IMMEDIATE RELEASE

Investor and Media Contact: Robert L. Saxton
Alliance Gaming
(702) 270-7600

ALLIANCE GAMING ANNOUNCES
ACQUISITION OF MICRO CLEVER
CONSULTING (MCC) SYSTEMS COMPANY

LAS VEGAS, April 9, 2003 — Alliance Gaming Corp. (NYSE: AGI) announced today that its Bally Gaming and Systems business unit has acquired Micro Clever Consulting (MCC), a leading international casino management systems company based in Nice, France.

     Established in 1996 by President and Chief Executive Officer Jean-Louis Fiorucci, MCC currently has a systems presence in 75 European casinos with approximately 8,000 slot machines, building on the 40 casinos and 4,000 slots already running Bally Gaming and Systems’ SDS® slot accounting system in Europe.

     MCC specializes in complete casino management systems with its flagship product, Open Casino Manager™, and enjoys the market leadership position in France. MCC also offers a full suite of complementary systems products, including slot accounting, table games management, player tracking, cashless solutions and marketing. Its products are scalable to small- and medium-sized casinos and they run in the Microsoft® Windows® operating environment.

     “The acquisition of MCC represents another significant step in our strategic plan to build on the strong foundation of our systems technology assets,” said Robert Miodunski, President and Chief Executive Officer of Alliance Gaming. “MCC’s technology and its pool of talented engineers combine to create the perfect scalable solution for the specific requirements demanded by casinos throughout Europe, South America, Asia, the Caribbean and in other international markets.”

     “To join a company like Bally Gaming and Systems is a milestone accomplishment for MCC,” said Fiorucci, who will serve as Managing Director and continue to oversee MCC’s operations and its 27 employees in Nice. “We have grown through the development of unique software solutions for the gaming industry and the worldwide strength of Bally will help drive our products to the next level.”

     Recognized as the industry leader with approximately 225,000 game monitoring units and 187 casino customers worldwide, the Bally Systems product line offers slot machine cash monitoring, accounting, security, maintenance, marketing, promotional and bonusing capabilities, enabling operators to accurately analyze performance and accountability while providing an enhanced level of customer service.

     Alliance Gaming is a diversified gaming company with headquarters in Las Vegas. The Company is engaged in the design, manufacture, operation and distribution of advanced gaming devices and systems worldwide, and is the nation’s largest gaming machine route operator and operates two casinos. Additional information about the Company can be found at www.alliancegaming.com.

     This news release may contain “forward-looking” statements within the meaning of the Securities Act of 1933, as amended, and is subject to the safe harbor created thereby. Such information involves important risks and uncertainties that could significantly affect the results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements. Future operating results may be adversely affected as a result of a number of risks that are detailed from time to time in the company’s filings with the Securities and Exchange Commission.

– ALLIANCE GAMING CORP. –